                                                                      EXHIBIT 99


                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31,
     1997, 1996 and 1995....................................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31,
     1997, 1996 and 1995....................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31,
     1997, 1996 and 1995....................................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ugly Duckling Corporation:

     We have audited the accompanying consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ugly Duckling Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                               /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
February 10, 1998, except for Note 2 to the consolidated financial statements which is as of April 27, 1998

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                      ASSETS
Cash and Cash Equivalents...................................  $  3,537    $ 18,455
Finance Receivables, Net....................................    60,778      14,186
Investments Held in Trust...................................    11,637       3,162
Inventory...................................................    32,372       5,464
Property and Equipment, Net.................................    39,182      19,942
Intangible Assets, Net......................................    16,366       2,150
Other Assets................................................     9,350       5,328
Net Assets of Discontinued Operations.......................   102,411      48,942
                                                              --------    --------
                                                              $275,633    $117,629
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable..........................................  $  2,867    $  1,379
  Accrued Expenses and Other Liabilities....................    13,821       7,027
  Notes Payable.............................................    65,171      12,904
  Subordinated Note Payable.................................    12,000      14,000
                                                              --------    --------
          Total Liabilities.................................    93,859      35,310
                                                              --------    --------
Stockholders' Equity
  Preferred Stock...........................................        --          --
  Common Stock..............................................   172,622      82,612
  Retained Earnings (Accumulated Deficit)...................     9,152        (293)
                                                              --------    --------
          Total Stockholders' Equity........................   181,774      82,319
Commitments, Contingencies and Subsequent Events
                                                              --------    --------
                                                              $275,633    $117,629
                                                              ========    ========

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                              (IN THOUSANDS, EXCEPT EARNINGS
                                                                    PER SHARE AMOUNTS)
Sales of Used Cars..........................................  $123,814    $53,768    $47,824
Less:
  Cost of Used Cars Sold....................................    66,509     29,890     27,964
  Provision for Credit Losses...............................    22,354      9,657      8,359
                                                              --------    -------    -------
                                                                34,951     14,221     11,501
                                                              --------    -------    -------
Other Income:
  Interest Income...........................................    12,559      8,597      8,227
  Gain on Sale of Loans.....................................     6,721      3,925         --
  Servicing Income..........................................     8,738      1,887         --
  Other Income..............................................     3,587        650        308
                                                              --------    -------    -------
                                                                31,605     15,059      8,535
                                                              --------    -------    -------
Income before Operating Expenses............................    66,556     29,280     20,036
                                                              --------    -------    -------
Operating Expenses:
  Selling and Marketing.....................................    10,538      3,585      3,856
  General and Administrative................................    45,261     14,210     13,446
  Depreciation and Amortization.............................     3,150      1,382      1,225
                                                              --------    -------    -------
                                                                58,949     19,177     18,527
                                                              --------    -------    -------
Income before Interest Expense..............................     7,607     10,103      1,509
Interest Expense............................................       706      2,429      5,328
                                                              --------    -------    -------
Earnings (Loss) before Income Taxes.........................     6,901      7,674     (3,819)
Income Taxes................................................     2,820        694         --
                                                              --------    -------    -------
Earnings (Loss) from Continuing Operations..................     4,081      6,980     (3,819)
Discontinued Operations:
  Earnings (Loss) from Operations of Discontinued
     Operations, net of income taxes (benefit) of $3,759,
     ($594), and $0.........................................     5,364     (1,114)      (153)
                                                              --------    -------    -------
Net Earnings (Loss).........................................  $  9,445    $ 5,866    $(3,972)
                                                              ========    =======    =======
Earnings (Loss) per Common Share from Continuing Operations:
  Basic.....................................................  $   0.23    $  0.77    $ (0.69)
                                                              ========    =======    =======
  Diluted...................................................  $   0.22    $  0.73    $ (0.69)
                                                              ========    =======    =======
Net Earnings (Loss) per Common Share:
  Basic.....................................................  $   0.53    $  0.63    $ (0.72)
                                                              ========    =======    =======
  Diluted...................................................  $   0.52    $  0.60    $ (0.72)
                                                              ========    =======    =======

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                                                    RETAINED          TOTAL
                                        SHARES                  AMOUNT              EARNINGS      STOCKHOLDERS'
                                  -------------------    ---------------------    (ACCUMULATED       EQUITY
                                  PREFERRED    COMMON    PREFERRED     COMMON       DEFICIT)        (DEFICIT)
                                  ---------    ------    ---------    --------    ------------    -------------
BALANCES AT DECEMBER 31, 1994...       --       5,522    $     --     $     77      $(1,271)        $ (1,194)
Issuance of Common Stock........       --          58          --           50           --               50
Conversion of Subordinated Notes
  Payable to Preferred Stock....    1,000          --      10,000           --           --           10,000
Net Loss for the Year...........       --          --          --           --       (3,972)          (3,972)
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1995...    1,000       5,580      10,000          127       (5,243)           4,884
Issuance of Common Stock for
  Cash..........................       --       7,281          --       79,335           --           79,335
Conversion of Debt to Common
  Stock.........................       --         444          --        3,000           --            3,000
Issuance of Common Stock to
  Board of Director's...........       --          22          --          150           --              150
Redemption of Preferred Stock...   (1,000)         --     (10,000)          --           --          (10,000)
Preferred Stock Dividends.......       --          --          --           --         (916)            (916)
Net Earnings for the Year.......       --          --          --           --        5,866            5,866
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1996...       --      13,327          --       82,612         (293)          82,319
Issuance of Common Stock for
  Cash..........................       --       5,194          --       89,398           --           89,398
Issuance of Common Stock
  Warrants......................       --          --          --          612           --              612
Net Earnings for the Year.......       --          --          --           --        9,445            9,445
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1997...       --      18,521    $     --     $172,622      $ 9,152         $181,774
                                   ======      ======    ========     ========      =======         ========

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997         1996       1995
                                                              ---------    --------    -------
                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Earnings (Loss).......................................  $   9,445    $  5,866    $(3,972)
  Adjustments to Reconcile Net Earnings (Loss) to Net Cash
    Provided by (Used in) Operating Activities from
    Continuing Operations:
  Loss (Earnings) from Discontinued Operations..............     (5,364)      1,114        153
  Provision for Credit Losses...............................     22,354       9,657      8,359
  Gain on Sale of Loans.....................................     (6,721)     (3,925)        --
  Decrease in Deferred Income Taxes.........................        510         498        500
  Depreciation and Amortization.............................      3,150       1,382      1,225
  Purchase of Finance Receivables for Sale..................   (116,830)    (48,996)        --
  Proceeds from Sale of Finance Receivables.................     81,098      30,259         --
  Collections of Finance Receivables........................     15,554      26,552         --
  Decrease (Increase) in Inventory..........................    (20,592)        778     (1,394)
  Increase in Other Assets..................................     (1,252)     (2,155)      (507)
  Increase in Accounts Payable, Accrued Expenses, and Other
    Liabilities.............................................      6,345       2,571      2,937
  Increase (Decrease) in Income Taxes Receivable/Payable....     (1,377)        535       (983)
  Other, Net................................................         --          --        169
                                                              ---------    --------    -------
    Net Cash Provided by (Used in) Operating Activities
      of Continuing Operations..............................    (13,680)     24,136      6,487
                                                              ---------    --------    -------
Cash Flows from Investing Activities:
  Increase in Finance Receivables...........................         --          --    (38,606)
  Collections of Finance Receivables........................         --          --     18,373
  Increase in Investments Held in Trust.....................     (8,475)     (3,162)        --
  Net Decrease in Notes Receivable..........................        151         137         --
  Purchase of Property and Equipment........................    (18,764)     (5,549)    (2,882)
  Payment for Acquisition of Assets.........................    (35,841)         --         --
  Other, Net................................................         --      (1,944)        60
                                                              ---------    --------    -------
    Net Cash Used in Investing Activities of Continuing
     Operations.............................................    (62,929)    (10,518)   (23,055)
                                                              ---------    --------    -------
Cash Flows from Financing Activities:
  Additions to Notes Payable................................     22,578       1,000     22,259
  Repayments of Notes Payable...............................         --     (28,610)        --
  Net Issuance (Repayment) of Subordinated Notes Payable....     (2,000)       (553)     6,262
  Redemption of Preferred Stock.............................         --     (10,000)        --
  Proceeds from Issuance of Common Stock....................     89,398      79,435          5
  Other, Net................................................       (180)     (1,158)     2,807
                                                              ---------    --------    -------
    Net Cash Provided by Financing Activities of Continuing
     Operations.............................................    109,796      40,114     31,333
                                                              ---------    --------    -------
Net Cash Used in Discontinued Operations....................    (48,105)    (36,696)   (13,514)
                                                              ---------    --------    -------
Net Increase (Decrease) in Cash and Cash Equivalents........    (14,918)     17,036      1,251
Cash and Cash Equivalents at Beginning of Year..............     18,455       1,419        168
                                                              ---------    --------    -------
Cash and Cash Equivalents at End of Year....................  $   3,537    $ 18,455    $ 1,419
                                                              =========    ========    =======
Supplemental Statement of Cash Flows Information:
  Interest Paid.............................................  $   5,382    $  5,144    $ 5,890
                                                              =========    ========    =======
  Income Taxes Paid.........................................  $   6,570    $    450    $   535
                                                              =========    ========    =======
  Assumption of Debt in Connection with Acquisition of
    Assets..................................................  $  29,900    $     --    $    --
                                                              =========    ========    =======
  Conversion of Note Payable to Common Stock................  $      --    $  3,000    $    --
                                                              =========    ========    =======
  Conversion of Subordinated Debt to Preferred Stock........  $      --    $     --    $10,000
                                                              =========    ========    =======
  Purchase of Property and Equipment with Notes Payable.....  $      --    $  8,313    $    --
                                                              =========    ========    =======
  Purchase of Property and Equipment with Capital Leases....  $     357    $     57    $   792
                                                              =========    ========    =======

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Ugly Duckling Corporation, a Delaware corporation (the Company), was incorporated in April 1996 as the successor to Ugly Duckling Holdings, Inc.
(UDH), an Arizona corporation, formed in 1992. Contemporaneous with the formation of the Company, UDH was merged into the Company with each share of UDH's common stock exchanged for 1.16 shares of common stock in the Company and each share of UDH's preferred stock exchanged for one share of preferred stock in the Company under identical terms and conditions. UDH was effectively dissolved in the merger. The resulting effect of the merger was a recapitalization increasing the number of authorized shares of common stock to 20,000,000 and a 1.16-to-1 common stock split effective April 24, 1996. The stockholders' equity section of the Consolidated Balance Sheets and the Statements of Stockholders' Equity reflect the number of authorized shares after giving effect to the merger and common stock split. The Company's principal stockholder is also the sole stockholder of Verde Investments, Inc. (Verde). The Company's subordinated debt is held by, and the land for certain of its car dealerships and loan servicing facilities was leased from Verde until December 31, 1996, see Note 14.

     During 1997, the Company completed several acquisitions. In January 1997, the Company acquired substantially all of the assets of Seminole Finance Corporation and related companies (Seminole) including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million in exchange for approximately $2.5 million in cash and assumption of $29.9 million in debt. In April 1997, the Company purchased substantially all of the assets of E-Z Plan, Inc. (EZ Plan), including seven dealerships in San Antonio and a contract portfolio of approximately $24.3 million in exchange for approximately $26.3 million in cash. In September 1997, the Company acquired substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars-Yes Holdings Inc. and related companies (Kars), including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market, in exchange for approximately $5.5 million in cash. These acquisitions were recorded in accordance with the "purchase method" of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $14.8 million and has been recorded as goodwill, which is being amortized over periods ranging from fifteen to twenty years. The results of operations of the acquired operations have been included in the accompanying statements of operations from the respective acquisition dates.

     The following summary, prepared on a pro forma basis, combines the consolidated results of operations (unaudited) as if the acquisitions had taken place on January 1, 1996. Such pro forma amounts are not

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES necessarily indicative of what the actual results of operations might have been if the acquisitions had been effective on January 1, 1996, (in thousands, except per share amounts):

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                       1997            1996
                                                     --------        --------
Sales of Used Cars.................................  $225,882        $244,074
                                                     ========        ========
Interest Income....................................  $ 26,907        $ 32,467
                                                     ========        ========
Other Income.......................................  $ 16,595        $ 12,244
                                                     ========        ========
Total Revenues.....................................  $268,510        $285,785
                                                     ========        ========
Earnings (Loss) From Continuing Operations.........  $ 29,399        $ (6,682)
                                                     ========        ========
Net Loss...........................................  $(29,325)       $ (7,508)
                                                     ========        ========
Basic Loss Per Share From Continuing Operations....  $  (1.64)       $  (0.74)
                                                     ========        ========
Diluted Loss Per Share From Continuing
  Operations.......................................  $  (1.64)       $  (0.74)
                                                     ========        ========
Basic Loss Per Share...............................  $  (1.95)       $  (0.95)
                                                     ========        ========
Diluted Loss Per Share.............................  $  (1.95)       $  (0.95)
                                                     ========        ========

(2) DISCONTINUED OPERATIONS

     In February 1998, the Company announced its intention to close its branch office network (the "Branch Offices") through which the Company purchased retail installment contracts, and exit this line of business in the first quarter of 1998. The Company recorded a pre-tax charge to discontinued operations of $9.1 million (approximately $5.4 million, net of income taxes) in the quarter ended March 31, 1998. The closure was substantially complete as of March 31, 1998 and included the termination of approximately 400 employees, substantially all of whom are employed at the Company's 76 branches that were in place on the date of the announcement. Approximately $1.0 million of the discontinued operations charge is for termination benefits, $2.5 million for write-off of pre-opening and start-up costs, and the remainder for lease payments on idle facilities, writedowns of leasehold improvements, data processing and other equipment. In April 1998, the Company announced that its Board of Directors had directed management to proceed with separating current operations into two publicly held companies. The Company's continuing operations will focus exclusively on the retail sale of used cars through its chain of dealerships, as well as the collection and servicing of the resulting loans. It is anticipated that a new company will be formed to operate all non-dealership operations. As a result of these two announcements, the Company has restated the accompanying consolidated balance sheets and consolidated statements of operations to reflect the Company's discontinued operations, including the split-up businesses and the Company's third party dealer Branch Office network in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     Included within the Company's discontinued operations is a collateralized dealer financing program ("Cygnet Dealer Program"), pursuant to which the Company provides qualified independent used car dealers ("Third Party Dealers") with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio. Discontinued operations also include the bulk purchase and/or servicing of contracts originated by other subprime lenders, which the Company believes is a more efficient method of purchasing or obtaining servicing rights to sub-prime automobile contracts than through the closed Branch Office network. The Company intends to split-up the Cygnet Dealer Program and the operations that

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES bulk purchase and/or service contracts by other subprime lenders. Further, discontinued operations include the Branch Office network, which the Company closed in February 1998 and which will not be included in the anticipated split-up.

     The components of Net Assets of Discontinued Operations as of December 31, 1997 and December 31, 1996 follow (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Finance Receivables, net................................  $ 46,218    $44,978
Residuals in Finance Receivables Sold...................    16,099      1,377
Investments Held in Trust...............................     7,277        316
Notes Receivable........................................    25,686         --
Property and Equipment..................................     2,070        710
Capitalized Start-up Costs..............................     2,453         --
Other Assets, net of Accounts Payable and Accrued
  Liabilities...........................................     2,608      1,561
                                                          --------    -------
                                                          $102,411    $48,942
                                                          ========    =======

     Following is a summary of the operating results of the Discontinued Operations for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
Revenues.............................................  $ 37,207    $ 7,768    $ 1,845
Expenses.............................................   (28,084)    (9,477)    (1,998)
                                                       --------    -------    -------
Earnings (Loss) before Income Taxes (Benefit)........     9,123     (1,708)      (153)
Income Taxes (Benefit)...............................     3,759       (594)        --
                                                       --------    -------    -------
Earnings (Loss) from Discontinued Operations.........  $  5,364    $(1,114)   $  (153)
                                                       ========    =======    =======

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operations

     The Company, through its subsidiaries, owns and operates used car sales dealerships, a property and casualty insurance company, and is a franchisor of rental car operations. Additionally, Champion Receivables Corporation and Champion Receivables Corporation II, "bankruptcy remote entities" are the Company's wholly-owned special purpose securitization subsidiaries. Their assets include residuals in finance receivables sold and investments held in trust, including amounts classified as discontinued operations, in the amounts of $29,376,000 and $17,600,000 respectively, at December 31, 1997 and in the amounts of $9,889,000 and $2,843,000, respectively at December 31, 1996, which amounts would not be available to satisfy claims of creditors of the Company.

  Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company provides sales finance services in connection with the sales of used cars to individuals residing primarily in several metropolitan areas. The Company operated a total of forty-one, eight, and eight used car dealerships (company dealerships) in ten, two and two metropolitan markets in 1997, 1996 and 1995, respectively.

     Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash equivalents generally consist of interest bearing money market accounts.

  Revenue Recognition

     Interest income is recognized using the interest method. Direct loan origination costs related to contracts originated at company dealerships are deferred and charged against finance income over the life of the related installment sales contract as an adjustment of yield. The accrual of interest is suspended if collection becomes doubtful, generally 90 days past due, and is resumed when the loan becomes current. Interest income also includes income on the Company's residual interests from its Securitization Program.

     Revenue from the sales of used cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

  Residuals in Finance Receivables Sold, Investments Held in Trust, and Gain on Sale of Loans

     In 1996, the Company initiated a Securitization Program under which it sells (securitizes), on a non-recourse basis, finance receivables to a trust which uses the finance receivables to create asset backed securities (A certificates) which are remitted to the Company in consideration for the sale. The Company then sells senior certificates to third party investors and retains subordinated certificates (B certificates). In consideration of such sale, the Company receives cash proceeds from the sale of certificates collateralized by the finance receivables and the right to future cash flows under the subordinated certificates (residual in finance receivables sold, or residual) arising from those receivables to the extent not required to make payments on the A certificates sold to a third party or to pay associated costs.

     Gains or losses are determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocates the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale.

     The Company is required to make an initial deposit into an account held by the trustee (spread account) and to pledge this cash to the trust to which the finance receivables were sold. The trustee in turn invests the cash in highly liquid investment securities. In addition, the Company (through the trustee) deposits additional cash flows from the residual to the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivable principal balances. These deposits are classified as Investments Held in Trust.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     To the extent that actual cash flows on a securitization are below original estimates and differ materially from the original securitization assumptions, and in the opinion of management if those differences appear to be other than temporary in nature, the Company's residual will be adjusted, with corresponding charges against income in the period in which the adjustment is made. Such evaluations are performed on a security by security basis, for each certificate or spread account retained by the Company.

     Residuals in finance receivables sold are classified as "held-to-maturity" securities in accordance with SFAS No. 115.

  Servicing Income

     Servicing Income is recognized when earned. Servicing costs are charged to expense as incurred. In the event delinquencies and/or losses on the portfolio serviced exceed specified levels, the Company may be required to transfer the servicing of the portfolio to another servicer.

  Finance Receivables and Allowance for Credit Losses

     Finance receivables consist of contractually scheduled payments from installment sales contracts net of unearned finance charges, accrued interest receivable, direct loan origination costs, and an allowance for credit losses, including acquired allowances.

     Finance receivables held for investment represent finance receivables that the Company expects to hold until they have matured. Finance receivables held for sale represent finance receivables that the Company expects to securitize.

     The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Direct loan origination costs represent the unamortized balance of costs incurred in the origination of contracts at the Company's dealerships.

     An allowance for credit losses (allowance) is established by charging the provision for credit losses and the allocation of acquired allowances.

  Notes Receivable

     Notes receivable are recorded at cost, less related allowance for impaired notes receivable. Management, considering information and events regarding the borrowers ability to repay their obligations, including an evaluation of the estimated value of the related collateral, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for credit losses through a charge to provision for credit losses. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been received and are recognized as interest income, thereafter.

  Inventory

     Inventory consists of used vehicles held for sale which is valued at the lower of cost or market, and repossessed vehicles which are valued at market value. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of used vehicles sold is determined on a specific identification basis.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Property and Equipment

     Property and Equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets which range from three to ten years for equipment and thirty years for buildings. Leasehold and land improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements.

     The Company has capitalized costs related to the development of software products for internal use. Capitalization of costs begins when technological feasibility has been established and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of five years.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally fifteen to twenty years.

  Trademarks, Trade Names, Logos, and Contract Rights

     The registered trade names, "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," "America's Second Car," "Putting You on the Road to Good Credit" and related trademarks, logos, and contract rights are stated at cost. The cost of trademarks, trade names, logos, and contract rights is amortized on a straight-line basis over their estimated economic lives of ten years.

  Post Sale Customer Support Programs

     A liability for the estimated cost of post sale customer support, including car repairs and the Company's down payment back and credit card programs, is established at the time the used car is sold by charging Cost of Used Cars Sold. The liability is evaluated for adequacy through a separate analysis of the various programs' historical performance.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Advertising

     All costs related to production and advertising are expensed in the period incurred or ratably over the year in relation to revenues or certain other performance measures. Advertising costs capitalized as of December 31, 1997 were immaterial. The Company had no advertising costs capitalized as of December 31, 1996.

  Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method as defined in SFAS No. 123 had been applied.

     The Company uses one of the most widely used option pricing models, the Black-Scholes model (the Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

  Earnings Per Share

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     Long-Lived Assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     The Company adopted the provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125) on January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of SFAS No. 125 did not have a material impact on the Company.

  Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statement amounts to conform to the current year presentation.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(4) FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

     A summary of finance receivables as of December 31, 1997 and 1996 follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Installment Sales Contract Principal Balances...........  $ 55,965    $ 7,068
Add: Accrued Interest Receivable........................       461         42
Loan Origination Costs, Net.............................     1,431        189
                                                          --------    -------
Principal Balances, Net.................................    57,857      7,299
Residuals in Finance Receivables Sold...................    13,277      8,512
                                                          --------    -------
                                                            71,134     15,811
Allowance for Credit Losses.............................   (10,356)    (1,625)
                                                          --------    -------
Finance Receivables, net................................  $ 60,778    $14,186
                                                          ========    =======

     The finance receivables are classified as follows:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Finance Receivables Held for Sale.........................  $52,000    $6,400
Finance Receivables Held for Investment...................    5,857       899
                                                            -------    ------
                                                            $57,857    $7,299
                                                            =======    ======

     A summary of allowance for credit losses on finance receivables for the years ended December 31, 1997, 1996 and 1995 follows (in thousands):

                                                         DECEMBER 31,
                                                 ----------------------------
                                                   1997       1996      1995
                                                 --------    ------    ------
Balances, Beginning of Year....................  $  1,625    $7,500    $6,050
Provision for Credit Losses....................    22,354     9,657     8,359
Allowance on Acquired Loans....................    15,309        --        --
Net Charge Offs................................    (7,524)   (6,202)   (6,909)
Sale of Finance Receivables....................   (21,408)   (9,330)       --
                                                 --------    ------    ------
Balances, End of Year..........................  $ 10,356    $1,625    $7,500
                                                 ========    ======    ======

     The valuation of the Residual in Finance Receivables Sold as of December 31, 1997 totaled $13,277,000 which represents the present value of the Company's interest in the anticipated future cash flows of the underlying portfolio. With the exception of the Company's first two securitization transactions which took place during the first six months of 1996, the estimated cash flows into the Trusts were discounted with a rate of 16%. The two securitization transactions that took place during the first six months of 1996 were discounted with a rate of 25%. For securitization between June 30, 1996 and June 30, 1997, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 26.0%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balances.

     During the year ended December 31, 1997, the Company recorded a $5.7 million charge to write-down the residuals in finance receivables sold. The charge had the effect of increasing the cumulative net loss assumption to approximately 27.5%, for the securitization transactions that took place prior to June 30, 1997. For the securitization transactions that took place subsequent to June 30, 1997, net losses were estimated

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES using total expected cumulative net losses at loan origination of approximately 27.5%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance.

     As of December 31, 1997 and 1996, the Residuals in Finance Receivables Sold were comprised of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Retained interest in subordinated securities (B
  certificates).........................................  $ 25,483    $ 9,747
Net interest spreads, less present value discount.......    10,622      5,590
Reduction for estimated credit losses...................   (22,828)    (6,825)
                                                          --------    -------
Residuals in finance receivables sold...................  $ 13,277    $ 8,512
                                                          ========    =======
Securitized principal balances outstanding..............  $127,356    $41,998
                                                          ========    =======
Estimated credit losses and allowances as a % of
  securitized principal balances outstanding............      17.9%      16.2%
                                                          ========    =======

     The following table reflects a summary of activity for the Residuals in Finance Receivables Sold for the years ended December 31, 1997 and 1996, respectively (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Balance, Beginning of Year...............................  $ 8,512    $    --
Additions................................................   17,734     10,119
Amortization.............................................   (7,242)    (1,607)
Write-down of Residual in Finance Receivables Sold.......   (5,727)        --
                                                           -------    -------
Balance, End of Year.....................................  $13,277    $ 8,512
                                                           =======    =======

(5) INVESTMENTS HELD IN TRUST

     In connection with its securitization transactions, the Company is required to provide a credit enhancement to the investor. The Company makes an initial cash deposit, ranging from 3% to 4% of the initial underlying finance receivables principal balance, of cash into an account held by the trustee (spread account) and pledges this cash to the trust to which the finance receivables were sold and then makes additional deposits from the residual cash flow (through the trustee) to the spread account as necessary to attain and maintain the spread account at a specified percentage, ranging from 6.0% to 8.0%, of the underlying finance receivables principal balance.

     In the event that the cash flows generated by the Finance Receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company.

     During 1997, the Company made initial spread account deposits totaling $6,068,000. Additional net deposits through the trustee during 1997 totaled $1,763,000. The total balance in the spread accounts was

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

$10,357,000 as of December 31, 1997. In connection therewith, the specified spread account balance based upon the aforementioned specified percentages of the balances of the underlying portfolios as of December 31, 1997 was $10,458,000, resulting in additional funding requirements from future cash flows as of December 31, 1997 of $101,000. The additional funding requirement will decline as the trustee deposits additional cash flows into the spread account and as the principal balance of the underlying finance receivables declines.

     During 1996, the Company made initial spread account deposits totaling $2,330,000. Additional net deposits through the trustee during 1996 totaled $196,000 resulting in a total balance in the spread accounts of $2,526,000 as of December 31, 1996. In connection therewith, the specified spread account balance based upon the aforementioned specified percentages of the balances of the underlying portfolios as of December 31, 1996 was $3,361,000.

     In connection with certain other agreements, the Company has deposited a total of $1,280,000, and $636,000 in an interest bearing trust account as of December 31, 1997 and 1996, respectively.

(6) PROPERTY AND EQUIPMENT

     A summary of Property and Equipment as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Land.....................................................  $13,813    $ 7,811
Buildings and Leasehold Improvements.....................   16,234      5,690
Furniture and Equipment..................................   10,932      5,268
Vehicles.................................................      224        156
Construction in Process..................................    2,817      3,536
                                                           -------    -------
                                                            44,020     22,461
Less Accumulated Depreciation and Amortization...........   (4,838)    (2,519)
                                                           -------    -------
Property and Equipment, Net..............................  $39,182    $19,942
                                                           =======    =======

     Interest Expense capitalized in 1997, 1996 and 1995 totaled $229,000, zero, and $54,000, respectively.

(7) INTANGIBLE ASSETS

     A summary of intangible assets as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Original Cost:
Goodwill..................................................  $16,741    $1,944
Trademarks................................................      581       581
Covenants not to Compete..................................      250        --
                                                            -------    ------
                                                             17,572     2,525
Accumulated Amortization..................................   (1,206)     (375)
                                                            -------    ------
Intangibles, Net..........................................  $16,366    $2,150
                                                            =======    ======

     Amortization expense relating to intangible assets totaled $831,000, $63,000, and $63,000 for the years ended December 31 1997, 1996, and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(8) OTHER ASSETS

     A summary of Other Assets as of December 31, 1997 and 1996 follows (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Note Receivable............................................  $  912    $1,063
Prepaid Expenses...........................................   1,957       790
Income Taxes Receivable....................................   1,693       316
Servicing Receivables......................................   1,389        --
Deposits...................................................     829       687
Employee Advances..........................................     821        --
Escrow Deposits............................................      --       900
Deferred Income Taxes......................................      --       376
Other Assets...............................................   1,749     1,196
                                                             ------    ------
                                                             $9,350    $5,328
                                                             ======    ======

(9) ACCRUED EXPENSES AND OTHER LIABILITIES

     A summary of Accrued Expenses and Other Liabilities as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Sales Taxes...............................................  $ 3,909    $2,904
Accrued Payroll, Benefits & Taxes.........................    2,366       486
Servicing Liability.......................................    1,503       695
Deferred Revenue..........................................      840       601
Accrued Advertising.......................................      850        50
Obligations under Capital Leases..........................      775       742
Accrued Post Sale Support.................................      771       250
Deferred Income Taxes.....................................      133        --
Others....................................................    2,674     1,299
                                                            -------    ------
                                                            $13,821    $7,027
                                                            =======    ======

     In connection with the retail sale of vehicles, the Company is required to pay sales taxes to certain government jurisdictions. In certain of these jurisdictions, the Company has elected to pay these taxes using the "cash basis", which requires the Company to pay the sales tax obligation for a sale transaction as principal is collected over the life of the related finance receivable contract.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(10) NOTES PAYABLE

     A summary of Notes Payable at December 31, 1997 and 1996 follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
$100,000,000 revolving loan with a finance company, interest payable daily at 30 day LIBOR (5.70% at December 31, 1997)
  plus 3.15% through December 1998, secured by substantially
  all assets of the Company.................................  $56,950    $ 4,602
Two notes payable to a finance company totaling $7,450,000,
  monthly interest payable at the prime rate (8.50% at
  December 31, 1997) plus 1.50% through January 1998;
  thereafter, monthly payments of $89,000 plus interest
  through January 2002 when balloon payments totaling
  $3,282,000 are due, secured by first deeds of trust and
  assignments of rents on certain real property.............    7,450      7,450
Others bearing interest at rates ranging from 9% to 11% due
  through April 2007, secured by certain real property and
  certain property and equipment............................      771        852
                                                              -------    -------
          Total.............................................  $65,171    $12,904
                                                              =======    =======

     The aforementioned revolving loan agreement contains various reporting and performance covenants including the maintenance of certain ratios, limitations on additional borrowings from other sources, restrictions on certain operating activities, and a restriction on the payment of dividends under certain circumstances. The Company was in compliance with the covenants at December 31, 1997 and 1996.

     A summary of future minimum principal payments required under the aforementioned notes payable after December 31, 1997 follows (in thousands):

DECEMBER 31,                                                 AMOUNT
------------                                                 -------
1998.....................................................    $58,021
1999.....................................................      1,169
2000.....................................................      1,179
2001.....................................................      1,191
2002.....................................................      3,296
Thereafter...............................................        315
                                                             -------
                                                             $65,171
                                                             =======

(11) SUBORDINATED NOTE PAYABLE

     During 1996, the Company amended its previous subordinated notes payable with Verde and executed a single $14,000,000 unsecured note payable with Verde. The note bears interest at an annual rate of 10%, with interest payable monthly and is subordinate to all other Company indebtedness. The note also calls for annual principal payments of $2,000,000 through June 2003 when the loan will be paid in full. The Company had $12,000,000 and $14,000,000 outstanding under this note payable at December 31, 1997 and 1996, respectively.

     Interest expense related to the subordinated note payable with Verde totaled $1,232,000, $1,933,000, and $3,492,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(12) INCOME TAXES

     Income taxes amounted to $2,820,000, $694,000, and zero for the years ended December 31, 1997, 1996 and 1995, respectively (an effective tax rate of 40.9%, 9.0% and 0.0%, respectively). A reconciliation between taxes computed at the federal statutory rate of 35% in 1997 and 34% in 1996 and 1995 at the effective tax rate on earnings (loss) before income taxes follows (in thousands):

                                                         DECEMBER 31,
                                                 ----------------------------
                                                  1997      1996       1995
                                                 ------    -------    -------
Computed "Expected" Income Taxes (Benefit).....  $2,415    $ 2,609    $(1,298)
State Income Taxes, Net of Federal Effect......     425        143         --
Change in Valuation Allowance..................      --     (2,251)     1,354
Other, Net.....................................     (20)       193        (56)
                                                 ------    -------    -------
                                                 $2,820    $   694    $    --
                                                 ======    =======    =======

     Components of income taxes (benefit) for the years ended December 31, 1997, 1996 and 1995 follow (in thousands):

                                                   CURRENT    DEFERRED    TOTAL
                                                   -------    --------    ------
1997:
  Federal........................................  $1,751      $  424     $2,175
  State..........................................     560          85        645
                                                   ------      ------     ------
                                                    2,311         509      2,820
  Discontinued operations........................   2,589       1,170      3,759
                                                   ------      ------     ------
                                                   $4,900      $1,679     $6,579
                                                   ======      ======     ======
1996:
  Federal........................................  $  152      $  326     $  478
  State..........................................      44         172        216
                                                   ------      ------     ------
                                                      196         498        694
  Discontinued operations........................    (345)       (249)      (594)
                                                   ------      ------     ------
                                                   $ (149)     $  249     $  100
                                                   ======      ======     ======
1995:
  Federal........................................  $ (500)     $  500     $   --
  State..........................................      --          --         --
                                                   ------      ------     ------
                                                     (500)        500         --
  Discontinued operations........................      51         (51)        --
                                                   ------      ------     ------
                                                   $ (449)     $  449     $   --
                                                   ======      ======     ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are presented below (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Deferred Tax Assets:
  Finance Receivables, Principally Due to the Allowance for
     Credit Losses..........................................  $   192    $   233
  Inventory.................................................      246         73
  Federal and State Income Tax Net Operating Loss
     Carryforwards..........................................       28         --
  Residual in Finance Receivables...........................       --        154
  Accrued Post Sale Support.................................      357        138
  Other.....................................................       25         45
                                                              -------    -------
  Total Gross Deferred Tax Assets...........................      848        643
  Less: Valuation Allowance.................................       --         --
                                                              -------    -------
          Net Deferred Tax Assets...........................      848        643
                                                              -------    -------
Deferred Tax Liabilities:
  Software Development Costs................................     (158)      (192)
  Loan Origination Fees.....................................     (586)       (75)
  Other.....................................................     (237)        --
                                                              -------    -------
     Total Gross Deferred Tax Liabilities...................     (981)      (267)
                                                              -------    -------
          Net Deferred Tax Asset (Liability)................  $  (133)   $   376
                                                              =======    =======

     The valuation allowance for deferred tax assets as of December 31, 1997 and 1996 was zero. There was no change in the Valuation Allowance for the year ended December 31, 1997. The net change in the total Valuation Allowance for the year ended December 31, 1996 was a decrease of $2,251,000. In assessing the realizability of Deferred Tax Assets, management considers whether it is more likely than not that some portion or all of the Deferred Tax Assets will not be realized. The ultimate realization of Deferred Tax Assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of Deferred Tax Liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the Deferred Tax Assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

     At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $91,000, which, subject to annual limitations, are available to offset future taxable income, if any, through 2110.

(13) SERVICING

     Pursuant to the Company's securitization program which began in 1996, the Company securitizes loan portfolios with servicing retained. The Company services the securitized portfolios for a monthly fee ranging from .25% to .33% (3.0% to 4.0% per annum) of the beginning of month principal balance of the serviced portfolios. During 1997, the Company began servicing a loan portfolio for an unaffiliated party and recognizes servicing fee income of approximately
 .33% (4.0% annualized) of beginning of month balances, generally subject to a minimum fee of $15 per contract per month. The Company recognized servicing income of $8,738,000 and $1,887,000 in the years ended December 31, 1997 and 1996, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of portfolios serviced by the Company as of December 31, 1997 and 1996 follows:

                                                                1997        1996
                                                              --------    --------
Finance receivables from continuing operations..............  $ 55,965    $  7,068
Securitized with servicing retained.........................   127,356      41,998
                                                              --------    --------
Amounts originated by the Company...........................   183,321      49,066
Finance receivables from Discontinued operations:
  Finance Receivables.......................................    29,965      49,772
  Securitized with servicing retained.......................   110,669       9,664
Servicing on behalf of other................................   127,322          --
                                                              --------    --------
          Total serviced portfolios.........................  $451,277    $108,502
                                                              ========    ========

     Pursuant to the terms of the various servicing agreements, the serviced portfolios are subject to certain performance criteria. In the event the serviced portfolios do not satisfy such criteria the servicing agreements contain various remedies up to and including the removal of servicing rights from the Company.

(14) LEASE COMMITMENTS

     The Company leases used car sales facilities, offices, and certain office equipment from unrelated entities under various operating leases which expire through March 2007. The leases require monthly rental payments aggregating approximately $580,000 and contain various renewal options from one to ten years. In certain instances, the Company is also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs. Rent expense for the year ended December 31, 1997 totaled $5,345,000.

     During 1996, the Company purchased six car lots, a vehicle reconditioning center, and two office buildings from Verde. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. In connection with the purchase, Verde returned security deposits which totaled $364,000. Rent expense for the year ended December 31, 1996 totaled $2,394,000 which included rents paid to Verde totaling $1,498,000 including contingent rents of $440,000. There was no accrued rent payable to Verde at December 31, 1996.

     Rent expense for the year ended December 31, 1995 totaled $2,377,000. Rents paid to Verde totaled $1,889,000, including contingent rents of $465,000, and $113,000 of rent capitalized during the construction period of a facility. Accrued rent payable to Verde totaled $101,000 at December 31, 1995.

     A summary of future minimum lease payments required under noncancelable operating leases with remaining lease terms in excess of one year as of December 31, 1997 follows (in thousands):

                                             CONTINUING    DISCONTINUED
DECEMBER 31,                                 OPERATIONS     OPERATIONS     AMOUNT
------------                                 ----------    ------------    -------
1998.......................................   $ 6,203         $1,432       $ 7,635
1999.......................................     5,668          1,227         6,895
2000.......................................     4,396            488         4,884
2001.......................................     2,728             82         2,810
2002.......................................     1,314             28         1,342
Thereafter.................................     1,233             --         1,233
                                              -------         ------       -------
          Total............................   $21,542         $3,257       $24,799
                                              =======         ======       =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(15) STOCKHOLDERS' EQUITY

     On April 24, 1996, the Company effectuated a 1.16-to-1 stock split. The effect of this stock split has been reflected for all periods presented in the Consolidated Financial Statements.

     The Company has authorized 100,000,000 shares of $.001 par value common stock. There were approximately 18,521,000 and 13,327,000 shares issued and outstanding at December 31, 1997 and 1996, respectively. The common stock consists of $18,000 of common stock and $172,604,000 of additional paid-in capital at December 31, 1997. The common stock consists of $13,000 of common stock and $82,599,000 of additional paid-in capital as of December 31, 1996.

     During 1997, the Company completed a private placement of 5,075,500 shares of common stock for a total of approximately $89,156,000 cash, net of stock issuance costs. The registration of the shares sold in the private placement was effective in April 1997. During 1996, the Company completed two public offerings in which it issued a total of 7,245,000 shares of common stock for approximately $79,435,000 cash, net of stock issuance costs.

     During 1997, the Company issued warrants for the right to purchase 389,800 shares of the Company's common stock for $20.00 per share. The warrants were valued at approximately $612,000. These warrants remained outstanding at December 31, 1997. In addition, warrants to acquire 116,000 shares of the Company's common stock at $6.75 per share and 170,000 shares of the Company's common stock at $9.45 per share were outstanding at December 31, 1997.

     The Company has authorized 10,000,000 shares of $.001 par value preferred stock. There were zero shares issued and outstanding at December 31, 1997 and 1996, respectively.

     On December 31, 1995, the Company exchanged 1,000,000 shares of Series A preferred stock for $10,000,000 of subordinated notes payable with Verde. Cumulative dividends were payable at a rate of 12% per annum through June 21, 1996, at which time the Series A preferred stock was exchanged on a share-for-share basis for 1,000,000 shares of Series B preferred stock. The dividends were payable quarterly upon declaration by the Company's Board of Directors. In November 1996, the Company redeemed the 1,000,000 shares of Series B preferred stock.

     The Company's Board of Directors declared quarterly dividends on preferred stock totaling approximately $916,000 during the year ended December 31, 1996. There were no cumulative unpaid dividends at December 31, 1996.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(16) EARNINGS (LOSS) PER SHARE

     A summary of the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the years ended December 31, 1997, 1996, and 1995 follows (in thousands, except for per share amounts):

                                                             1997      1996     1995
                                                            -------   ------   -------
Net Earnings (Loss).......................................  $ 9,445   $5,866   $(3,972)
Less: Preferred Stock Dividends...........................       --     (916)       --
                                                            -------   ------   -------
Earnings (Loss) available to Common Stockholders..........  $ 9,445   $4,950   $(3,972)
                                                            =======   ======   =======
Earnings (Loss) From Continuing Operations................  $ 4,081   $6,980   $(3,819)
Less: Preferred Stock Dividends...........................       --     (916)       --
                                                            -------   ------   -------
Earnings (Loss) available to Common Stockholders..........  $ 4,081   $6,064   $(3,819)
                                                            =======   ======   =======
Basic EPS-Weighted Average Shares Outstanding.............   17,832    7,887     5,522
                                                            =======   ======   =======
Basic Earnings (Loss) Per Share From Continuing
  Operations..............................................  $  0.23   $ 0.77   $ (0.69)
                                                            =======   ======   =======
Basic Earnings (Loss) Per Share...........................  $  0.53   $ 0.63   $ (0.72)
                                                            =======   ======   =======
Basic EPS-Weighted Average Shares Outstanding.............   17,832    7,887     5,522
Effect of Diluted Securities:
  Warrants................................................       98       71        --
  Stock Options...........................................      304      340        --
                                                            -------   ------   -------
Dilutive EPS-Weighted Average Shares Outstanding..........   18,234    8,298     5,522
                                                            =======   ======   =======
Diluted Earnings (Loss) Per Share From Continuing
  Operations..............................................  $  0.22   $ 0.73   $ (0.69)
                                                            =======   ======   =======
Diluted Earnings (Loss) Per Share.........................  $  0.52   $ 0.60   $ (0.72)
                                                            =======   ======   =======
Warrants Not Included in Diluted EPS Since Antidilutive...      390       --        --
                                                            =======   ======   =======
Stock Options Not Included in Diluted EPS Since
  Antidilutive............................................      828       --        --
                                                            =======   ======   =======

(17) STOCK OPTION PLAN

     In June, 1995, the Company adopted a long-term incentive plan (stock option plan). The stock option plan, as amended, sets aside 1,800,000 shares of common stock to be granted to employees at a price of not less than fair market value of the stock at the date of grant. Options are to vest over a period to be determined by the Board of Directors upon grant and will generally expire six years after the date of grant. The options generally vest over a period of five years.

     At December 31, 1997, there were 344,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1997 and 1996 was $6.54 and $8.39, respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997 -- expected dividend yield 0%, risk-free interest rate of 5.53%, expected volatility of 40.0%, and an expected life of 5 years;
1996 -- expected dividend yield 0%, risk-free interest rate of 6.4%, expected volatility of 56.5% and an expected life of 7 years.

     The Company applies APB Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                             DECEMBER 31,
                                                                                      ---------------------------
                                                                                          1997           1996
                                                                                      ------------    -----------
Net Earnings from Continuing Operations available to Common Stockholders............  $  4,081,000    $ 6,064,000
Pro Forma Net Earnings from Continuing Operations available to Common Stockholders..  $  4,081,000    $ 6,064,000
Net Earnings available to Common Stockholders.......................................  $  9,445,000    $ 4,950,000
Pro forma Net Earnings available to Common Stockholders.............................  $  8,567,000    $ 3,916,000
Earnings per Share -- Basic
  Continuing Operations.............................................................  $       0.23    $      0.77
  Continuing Operations Pro Forma...................................................  $       0.23    $      0.77
  Net Earnings .....................................................................  $       0.53    $      0.63
  Pro Forma Net Earnings............................................................  $       0.48    $      0.50
Earnings per Share -- Diluted
  Continuing Operations ............................................................  $       0.22    $      0.73
  Continuing Operations Pro Forma...................................................  $       0.22    $      0.73
  Net Earnings .....................................................................  $       0.52    $      0.60
  Net Earnings Pro Forma............................................................  $       0.47    $      0.47

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of five years.

     A summary of the aforementioned stock plan activity follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                           PRICE PER
                                                               NUMBER        SHARE
                                                              ---------    ----------
Balance, December 31, 1995..................................    442,000      $ 1.70
  Granted...................................................    539,000       13.41
  Forfeited.................................................    (30,000)       3.26
  Exercised.................................................    (39,000)       1.00
                                                              ---------      ------
Balance, December 31, 1996..................................    912,000        8.60
                                                              ---------      ------
  Granted...................................................    582,000       15.07
  Forfeited.................................................    (78,000)      14.00
  Exercised.................................................   (118,000)       2.04
                                                              ---------      ------
Balance, December 31, 1997..................................  1,298,000      $11.76
                                                              =========      ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of stock options granted at December 31, 1997 follows:

                                     OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                       ------------------------------------------------    ----------------------------
                         NUMBER        WEIGHTED-AVG.      WEIGHTED-AVG.      NUMBER       WEIGHTED-AVG.
RANGE OF               OUTSTANDING       REMAINING          EXERCISE       EXERCISABLE      EXERCISE
EXERCISE PRICES        AT 12/31/97    CONTRACTUAL LIFE        PRICE        AT 12/31/97        PRICE
---------------        -----------    ----------------    -------------    -----------    -------------
$ .50 to $1.00.......      97,000        6.4 years           $ 0.86               --         $   --
$1.50 to $2.60.......     169,000        3.7 years             2.36           58,000           2.45
$3.45 to $9.40.......     162,000        4.4 years             6.80           24,000           6.86
$11.88 to $20.75.....     870,000        5.3 years            15.73           75,000          17.28
                        ---------                            ------          -------         ------
                        1,298,000                            $11.76          157,000         $10.21
                        =========                            ======          =======         ======

(18) COMMITMENTS AND CONTINGENCIES

     During 1997, the Company acquired certain notes receivable collateralized by a loan portfolio. Thereafter, the Company exchanged the notes receivable for the underlying collateral (the acquired collateral) and received a guarantee from the borrower of an 11.0% return on the acquired collateral. An unrelated third party purchased the collateral and the Company guaranteed the purchaser, a return of 10.35%, not to exceed $10,000,000. No accruals have been made by the Company related to this guarantee.

     The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized or modification of its existing systems which costs would be expensed as incurred.

     In October 1997 the Company's Board of Directors authorized a stock repurchase program by which the Company may acquire up to one million shares of its common stock from time to time on the open market. Under the program, purchases may be made depending on market conditions, share price and other factors. The stock repurchase program will terminate on December 31, 1998, unless extended by the Company's Board of Directors, and may be discontinued at any time. The Company had not repurchased any shares of common stock related to this program as of December 31, 1997.

     On July 18, 1997, the Company filed a Form S-3 registration statement for the purpose of registering up to $200 million of its debt securities in one or more series at prices and on terms to be determined at the time of sale. The registration statement has been declared effective by the Securities and Exchange Commission and is available for future debt offerings.

     During 1997, the Company acquired approximately 2.5% of the outstanding common stock of FMAC with a cost of approximately $1,450,000. In connection with FMAC's proposed plan of reorganization, and subject to bankruptcy court approval, the Company and FMAC have agreed to exchange the Company's common stock in FMAC for the property and equipment that constitute FMAC's loan servicing platform. The Company anticipates receiving bankruptcy court approval for the plan of reorganization during the first fiscal quarter of 1998.

     The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company. No provision has been made in the accompanying consolidated financial statements for losses, if any, that might result from the ultimate disposition of these matters.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     Subsequent to year end, the Company executed a commitment letter with a finance company for the Company to obtain a short term $30.0 million standby repurchase credit facility and a $150.0 million surety-enhanced revolving credit facility. The commitment letter also provides for the finance company to be the exclusive securitization agent of the Company for $1.0 billion of AAA-rated surety wrapped securities as part of the Company's ongoing securitization program.

(19) RETIREMENT PLAN

     During 1995, the Company established a qualified 401(k) retirement plan (defined contribution plan) which became effective on October 1, 1995. The plan, as amended, covers substantially all employees having no less than three months of service, have attained the age of 21, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations.

     The Company will match 10% of the participants' contributions. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution. Pension expense totaled $49,000, $23,000 and $5,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

(20) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

  Limitations

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of December 31, 1997 and 1996, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

  Cash and Cash Equivalents and Investments Held in Trust

     The carrying amount is estimated to be the fair value because of the liquidity of these instruments.

  Finance Receivables, Residuals in Finance Receivables Sold, and Notes
Receivable

     The carrying amount is estimated to be the fair value because of the relative short maturity and repayment terms of the portfolio as compared to similar instruments.

  Accounts Payable, Accrued Expenses, and Notes Payable

     The carrying amount approximates fair value because of the short maturity of these instruments. The terms of the Company's notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair market value approximates the carrying value of these financial instruments.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Subordinated Notes Payable

     The terms of the Company's subordinated notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

(21) BUSINESS SEGMENTS

     Operating results and other financial data are presented for the principal business segments of the Company for the years ended December 31, 1997, 1996, and 1995, respectively. The Company has three distinct business segments. These consist of retail car sales operations (Company dealerships), the income generated from the finance receivables generated at the Company dealerships, and corporate and other operations.

     In computing operating profit by business segment, the following items were considered in the Corporate and Other category: portions of administrative expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.

                                                                  COMPANY
                                                   COMPANY      DEALERSHIP     CORPORATE
                                                 DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                 -----------    -----------    ---------    --------
                                                                   (IN THOUSANDS)
December 31, 1997:
Sales of Used Cars.............................   $123,814       $     --      $     --     $123,814
Less: Cost of Cars Sold........................     66,509             --            --       66,509
Provision for Credit Losses....................     22,354             --            --       22,354
                                                  --------       --------      --------     --------
                                                    34,951             --            --       34,951
Interest Income................................         --         12,559            --       12,559
Gain on Sale of Loans..........................         --          6,721            --        6,721
Other Income...................................      1,498          8,814         2,013       12,325
                                                  --------       --------      --------     --------
Income before Operating Expenses...............     36,449         28,094         2,013       66,556
                                                  --------       --------      --------     --------
Operating Expenses:
Selling and Marketing..........................     10,499             --            39       10,538
General and Administrative.....................     23,064         12,303         9,894       45,261
Depreciation and Amortization..................      1,536          1,108           506        3,150
                                                  --------       --------      --------     --------
                                                    35,099         13,411        10,439       58,949
                                                  --------       --------      --------     --------
Income before Interest Expense.................   $  1,350       $ 14,683      $ (8,426)    $  7,607
                                                  ========       ========      ========     ========
Capital Expenditures...........................   $ 13,571       $  3,791      $  1,402     $ 18,764
                                                  ========       ========      ========     ========
Identifiable Assets............................   $ 74,287       $ 78,514      $122,832     $275,633
                                                  ========       ========      ========     ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                                                                  COMPANY
                                                   COMPANY      DEALERSHIP     CORPORATE
                                                 DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                 -----------    -----------    ---------    --------
                                                                   (IN THOUSANDS)
December 31, 1996:
Sales of Used Cars.............................   $ 53,768       $     --      $     --     $ 53,768
Less: Cost of Cars Sold........................     29,890             --            --       29,890
Provision for Credit Losses....................      9,657             --            --        9,657
                                                  --------       --------      --------     --------
                                                    14,221             --            --       14,221
Interest Income................................         --          8,426           171        8,597
Gain on Sale of Loans..........................         --          3,925            --        3,925
Other Income...................................        195          1,887           455        2,537
                                                  --------       --------      --------     --------
Income before Operating Expenses...............     14,416         14,238           626       29,280
                                                  --------       --------      --------     --------
Operating Expenses:
Selling and Marketing..........................      3,568             --            17        3,585
General and Administrative.....................      8,295          2,859         3,056       14,210
Depreciation and Amortization..................        318            769           295        1,382
                                                  --------       --------      --------     --------
                                                    12,181          3,628         3,368       19,177
                                                  --------       --------      --------     --------
Income (loss) before Interest Expense..........   $  2,235       $ 10,610      $ (2,742)    $ 10,103
                                                  ========       ========      ========     ========
Capital Expenditures...........................   $  4,530       $    455      $    564     $  5,549
                                                  ========       ========      ========     ========
Identifiable Assets............................   $ 20,698       $ 12,775      $ 84,156     $117,629
                                                  ========       ========      ========     ========
December 31, 1995:
Sales of Used Cars.............................   $ 47,824       $     --      $     --     $ 47,824
Less: Cost of Cars Sold........................     27,964             --            --       27,964
Provision for Credit Losses....................      8,359             --            --        8,359
                                                  --------       --------      --------     --------
                                                    11,501             --            --       11,501
Interest Income................................         --          8,227            --        8,227
Other Income...................................         --             --           308          308
                                                  --------       --------      --------     --------
Income before Operating Expenses...............     11,501          8,227           308       20,036
                                                  --------       --------      --------     --------
Operating Expenses:
Selling and Marketing..........................      3,856             --            --        3,856
General and Administrative.....................      8,210          2,562         2,673       13,446
Depreciation and Amortization..................        279            479           467        1,225
                                                  --------       --------      --------     --------
                                                    12,345          3,041         3,140       18,527
                                                  --------       --------      --------     --------
Income (loss) before Interest Expense..........   $   (844)      $  5,186      $ (2,832)    $  1,509
                                                  ========       ========      ========     ========
Capital Expenditures...........................   $  1,195       $  1,561      $    126     $  2,882
                                                  ========       ========      ========     ========
Identifiable Assets............................   $ 11,452       $ 32,187      $ 17,151     $ 60,790
                                                  ========       ========      ========     ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(22) QUARTERLY FINANCIAL DATA -- UNAUDITED

     A summary of the quarterly data for the years ended December 31, 1997 and 1996 follows:

                                           FIRST     SECOND      THIRD     FOURTH
                                          QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                          -------    -------    -------    -------    --------
                                                             (IN THOUSANDS)
1997:
  Total Revenue.........................  $22,296    $36,147    $44,821    $52,155    $155,419
                                          =======    =======    =======    =======    ========
  Income before Operating Expenses......    9,871     16,463     20,201     20,021      66,556
                                          =======    =======    =======    =======    ========
  Operating Expenses....................    8,440     12,538     15,576     22,395      58,949
                                          =======    =======    =======    =======    ========
  Income (Loss) before Interest
     Expense............................    1,431      3,893      4,625     (2,342)      7,607
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Continuing
     Operations.........................  $   755    $ 3,082    $ 2,559    $(2,315)   $  4,081
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Discontinued
     Operations.........................    2,507      1,229     (4,387)     6,015       5,364
                                          =======    =======    =======    =======    ========
  Net Earnings (Loss)...................  $ 3,262    $ 4,311    $(1,828)   $ 3,700    $  9,445
                                          =======    =======    =======    =======    ========
  Basic Earnings (Loss) Per Share from
     Continuing Operations..............  $  0.05    $  0.17    $  0.14    $ (0.12)   $   0.23
                                          =======    =======    =======    =======    ========
  Diluted Earnings (Loss) Per Share from
     Continuing Operations..............  $  0.05    $  0.16    $  0.14    $ (0.12)   $   0.22
                                          =======    =======    =======    =======    ========
  Basic Earnings (Loss) Per Share.......  $  0.21    $  0.23    $ (0.10)   $  0.20    $   0.53
                                          =======    =======    =======    =======    ========
  Diluted Earnings (Loss) Per Share.....  $  0.20    $  0.23    $ (0.10)   $  0.20    $   0.52
                                          =======    =======    =======    =======    ========
1996:
  Total Revenues........................  $18,327    $18,628    $16,204    $15,668    $ 68,827
                                          =======    =======    =======    =======    ========
  Income before Operating Expenses......    7,374      7,552      6,685      7,669      29,280
                                          =======    =======    =======    =======    ========
  Operating Expenses....................    4,790      5,250      3,925      5,212      19,177
                                          =======    =======    =======    =======    ========
  Income before Interest Expense........    2,584      2,302      2,760      2,457      10,103
                                          =======    =======    =======    =======    ========
  Earnings from Continuing Operations...  $ 1,334    $ 1,210    $ 2,353    $ 2,083    $  6,980
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Discontinued
     Operations.........................     (269)      (127)       386     (1,104)     (1,114)
                                          =======    =======    =======    =======    ========
  Net Earnings..........................  $ 1,065    $ 1,083    $ 1,967    $ 1,751    $  5,866
                                          =======    =======    =======    =======    ========
  Basic Earnings Per Share from
     Continuing Operations..............  $  0.18    $  0.16    $  0.24    $  0.17    $   0.77
                                          =======    =======    =======    =======    ========
  Diluted Earnings Per Share from
     Continuing Operations..............  $  0.18    $  0.15    $  0.23    $  0.16    $   0.73
                                          =======    =======    =======    =======    ========
  Basic Earnings Per Share..............  $  0.13    $  0.14    $  0.20    $  0.15    $   0.63
                                          =======    =======    =======    =======    ========
  Diluted Earnings Per Share............  $  0.13    $  0.13    $  0.19    $  0.14    $   0.60
                                          =======    =======    =======    =======    ========